Mail Stop 4-7

							June 1, 2005

Via U.S. Mail and Fax
Mr. Paul H. Riss
Chief Executive Officer
eLEC Communications Corp.
75 South Broadway, Suite 302
White Plains, New York 10601


Re:	eLEC Communications Corp.
	Form 10-KSB for the fiscal year ended November 30, 2004
	Filed March 15, 2005
	File No. 0-04465


Dear Mr. Riss:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director






cc:	David R. Swarthout, Esq.
	Pryor Cashman Sherman & Flynn LLP
	Via Facsimile: 212.798.6375